PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 28, 2021	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
SECOND QUARTER 2021 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its second quarter 2021 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Management Remarks
"We began this year believing we would have multiple opportunities to invest capital at attractive returns, as the yield curve steepened or spreads widened. As such, we have raised capital, maintained lower leverage, and methodically deployed capital at accretive levels throughout the year," stated Byron L. Boston, Chief Executive Officer. "The global economy is evolving with uncertainties about the long-term effects of the pandemic and the impact of massive fiscal and monetary stimulus. The capital markets have reflected this uncertainty, resulting in increased volatility in our book value, with our positive performance in the first quarter providing a cushion for the decline that we experienced in the second quarter. Year-to-date, we have generated a total economic return of 2.4% through June 30, 2021, and our book value is down 1.7%. As anticipated, we out-earned our dividend of $0.39 in the second quarter."
"Our experienced team has managed through a wide range of investment environments, and we continue to manage our portfolio with a long-term view. We have generated a trailing 12-month total economic return of 21.7% and a total shareholder return of 42.6%, outperforming comparable investment alternatives. We are well positioned for the current environment with flexibility, substantial liquidity and the capacity to increase the earnings power of the portfolio. We remain confident in our ability to generate attractive risk-adjusted returns with solid core earnings that support the dividend while preserving shareholder capital," Boston concluded.
Second Quarter 2021 Highlights
•Comprehensive loss of $(0.98) per common share and net loss of $(1.43) per common share
•Core net operating income, a non-GAAP measure, of $0.51 per common share
•Book value per common share of $18.75 as of June 30, 2021
•Total economic loss of $(0.93), or (4.6)%, per common share, comprised of $(1.32) decline in book value since March 31, 2021, partially offset by dividends of $0.39
•Net interest spread of 1.87% and adjusted net interest spread, a non-GAAP measure, of 1.95%

•Raised $68.3 million in capital through at-the-market ("ATM") offerings of common stock, adding $0.07 per common share in book value and reducing operating expenses by approximately $0.02 per share
•Purchased approximately $1.0 billion in specified pools of lower coupon Agency RMBS at wider spreads and increased average TBA investment activity by approximately $0.5 billion
•Leverage including TBA dollar roll positions declined slightly to 6.7x shareholders' equity as of June 30, 2021 compared to 6.9x as of March 31, 2021

Second Quarter 2021 Results Discussion
The decline in the Company's book value of $(1.32) per common share during the second quarter of 2021 was the result of a comprehensive loss to common shareholders of $(31.4) million, which was primarily driven by losses on the Company's hedge position of $(93.8) million due to the yield curve flattening. Partially offsetting these losses, the fair value of the Company's investments including TBA securities increased $58.2 million as a result of the decline in longer-term rates. The majority of this increase is from the Company's TBA securities, which are highly liquid and continue to provide substantial returns at a lower implied cost of financing. In addition to the flattening yield curve, Agency RMBS credit spreads widened versus benchmarks. Though this widening offset a portion of the gains in fair value of MBS from declining longer-term rates, it provided opportunities for the Company to purchase approximately $1.0 billion in specified pools and increase its average TBA investments by approximately $0.5 billion in the latter half of the second quarter.
Net interest income of $12.1 million for the second quarter of 2021 was relatively unchanged from the first quarter of 2021, and net interest spread was flat at 1.87% versus the prior quarter. A decline in prepayment penalty income from CMBS IO and an increase in premium amortization on Agency RMBS caused interest income to decline by $0.5 million compared to the prior quarter, but this was mostly offset by the decline of $0.4 million in interest expense from repurchase agreement financing costs. Consequently, the lower prepayment penalty income and higher premium amortization were the primary drivers of the 7 basis point decline in the Company's overall effective yield on investments to 2.10%, which was offset by a corresponding decline in the Company's borrowing rate on its repurchase agreements used to finance its investments.
Core net operating income to common shareholders, a non-GAAP measure, increased $3.9 million to $16.3 million due to higher drop income from TBA securities and lower preferred stock dividends as a result of the Company's redemption of the remaining shares of its 7.625% Series B Cumulative Redeemable Preferred Stock in the first quarter of 2021. The Company's implied funding cost for its TBA dollar roll transactions was approximately 49 basis points lower than its repurchase agreement financing rate for Agency RMBS during the second quarter of 2021, an increase of 10 basis points in specialness relative to the prior quarter. As a result, TBA dollar roll transactions contributed an 8 basis point increase to adjusted net interest spread, a non-GAAP measure, which was 1.95% for the second quarter of 2021. On a per common share basis, core net operating income increased $0.05 despite dilution from an increase in average common shares outstanding due to the issuance of 3.5 million common shares through ATM offerings during the second quarter.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. by dialing 1-833-979-2856 and providing the ID 1492376 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets (unaudited)
($s in '000s except per share data)	June 30, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$349,381	$328,936
Cash collateral posted to counterparties	85,342	49,180
Mortgage-backed securities	2,995,502	2,380,373
Mortgage loans held for investment	5,146	5,749
Receivable for sales pending settlement	1,057	5,067
Derivative assets	16,854	109,746
Accrued interest receivable	14,056	15,480
Other assets, net	6,957	6,577
Total assets	$3,474,295	$2,901,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,321,043	$2,032,089
Payable for purchases pending settlement	350,854	24,455
Derivative liabilities	27,325	19,866
Cash collateral posted by counterparties	9,326	83,776
Accrued interest payable	405	418
Accrued dividends payable	6,086	5,639
Other liabilities	3,627	3,589
Total liabilities	2,718,666	2,169,832

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $111,500 and $111,500, respectively	$107,843	$107,843
Common stock, par value $.01 per share: 34,344,566 and 30,879,569 shares issued and outstanding, respectively	343	309
Additional paid-in capital	1,065,670	997,326
Accumulated other comprehensive income	29,375	15,105
Accumulated deficit	(447,602)	(389,307)
Total shareholders' equity	755,629	731,276
Total liabilities and shareholders’ equity	$3,474,295	$2,901,108

Book value per common share	$18.75	$20.07

Consolidated Comprehensive Statements of Income (unaudited)
	Three Months Ended		Six Months Ended
($s in '000s except per share data)	June 30, 2021	March 31, 2021	June 30, 2021
Interest income	$13,393	$13,892	$27,285
Interest expense	(1,275)	(1,633)	(2,908)
Net interest income	12,118	12,259	24,377

Realized gain on sale of investments, net	2,008	4,697	6,705
Unrealized gain (loss) on investments, net	1,084	(980)	104
(Loss) gain on derivative instruments, net	(52,940)	107,801	54,861
Other operating expense, net	(323)	(380)	(703)
General and administrative expenses	(5,706)	(5,468)	(11,174)
Net (loss) income	(43,759)	117,929	74,170
Preferred stock dividends	(1,923)	(2,559)	(4,482)
Preferred stock redemption charge	—	(2,987)	(2,987)
Net (loss) income to common shareholders	$(45,682)	$112,383	$66,701

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	$16,278	$(60,459)	$(44,181)
Reclassification of realized gain on available-for-sale investments	(2,008)	(4,697)	(6,705)
Total other comprehensive income (loss)	14,270	(65,156)	(50,886)
Comprehensive (loss) income to common shareholders	$(31,412)	$47,227	$15,815

Net (loss) income per common share-basic	$(1.43)	$4.20	$2.27
Net (loss) income per common share-diluted	$(1.43)	$4.20	$2.26
Weighted average common shares-basic	31,974	26,789	29,395
Weighted average common shares-diluted	31,974	26,789	29,561

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	June 30, 2021	March 31, 2021
Agency RMBS:
Fair value	$2,440,908	$1,763,737
Amortized cost	2,439,285	1,775,524
Average balance	1,863,420	1,821,920
Effective yield	1.58%	1.62%
Average constant prepayment rate ("CPR")	19.0%	18.6%
Agency CMBS:
Fair value	$211,110	$249,617
Amortized cost	198,818	237,066
Average balance	233,815	238,158
Effective yield	2.97%	2.91%
CMBS IO: (1)
Fair value	$342,483	$365,876
Amortized cost	327,098	352,655
Average balance	339,288	365,891
Effective yield	4.24%	4.33%
TBA securities:
Fair value	$2,355,426	$2,825,937
Amortized cost	2,350,765	2,845,803
Average TBA dollar roll positions, at cost	2,411,080	1,873,833
TBA drop income (2)	12,177	8,568
TBA implied net interest spread	2.00%	1.83%

Total average interest earning assets	$2,443,140	$2,433,272
Total average interest earning assets plus average TBA dollar roll positions	4,854,220	4,307,105
Total average interest bearing liabilities	2,155,200	2,158,121
Total average effective yield on average interest earning assets	2.10%	2.17%
Total average financing cost	0.23%	0.30%
Net interest spread	1.87%	1.87%
Adjusted net interest spread (3)	1.95%	1.87%
(1) CMBS IO includes Agency and non-Agency issued securities.
(2) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(3) Adjusted net interest spread includes the impact from TBA drop income of 8 basis points and 0 basis points, respectively.

Hedging Portfolio	As of June 30, 2021
($s in '000s)	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
10-year U.S. Treasury futures	$(3,250,000)	3 months	$(27,140)	n/a
Options on 10-year U.S. Treasury futures	850,000	3 months	3,227	1.69%
Pay-fixed interest rate swaptions	500,000	2 months	8,781	1.16%

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly titled measures of other companies. Schedules reconciling core net operating income to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth below, which derives core net operating income to common shareholders from GAAP comprehensive income to common shareholders, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include the changes in fair value of investments or changes in fair value of and costs of terminating derivative instruments used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended
($s in '000s except per share data)	June 30, 2021	March 31, 2021
Comprehensive (loss) income to common shareholders	$(31,412)	$47,227
Less:
Change in fair value of investments, net (1)	(17,362)	61,439
Change in fair value of derivative instruments, net (2)	65,117	(99,233)
Preferred stock redemption charge	—	2,987
Core net operating income to common shareholders	$16,343	$12,420

Weighted average common shares	31,974	26,789
Comprehensive (loss) income per common share	$(0.98)	$1.76
Core net operating income per common share	$0.51	$0.46
(1)    Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.

	Three Months Ended
($s in '000s)	June 30, 2021	March 31, 2021
Net interest income	$12,118	$12,259
TBA drop income (1)	12,177	8,568
Adjusted net interest income	$24,295	$20,827
Other operating expense, net	(323)	(380)
General and administrative expenses	(5,706)	(5,468)
Preferred stock dividends	(1,923)	(2,559)
Core net operating income to common shareholders	$16,343	$12,420
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment and macroeconomic environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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